Exhibit 99.1

Montpelier Re Reports First Quarter Financial Results

Fully Converted Book Value Per Share of $21.36, a 1.5% Increase from Year End 2009

•                  Net Income of $10 million

•                  Net Written Premiums Up 5%, Driven by Lloyd’s and MUSIC Platforms

•                  Net Loss of $94 million from Chilean Earthquake within Previously Announced Estimated Range

HAMILTON, Bermuda, April 27, 2010 – Montpelier Re Holdings Ltd. (NYSE: MRH), “the Company” or “Montpelier”, a leading provider of short-tail reinsurance and other specialty lines, today reported financial results for the first quarter ended March 31, 2010.

Fully converted book value per share was $21.36 at March 31, 2010, an increase of 1.5% for the quarter including dividends.

The Company reported net income of $10 million ($0.13 per share) for the first quarter of 2010, and an operating loss of $23 million (-$0.31 per share).  Realized and unrealized gains on investments and foreign exchange, which are included in net income, were $33 million for the quarter.

The loss ratio for the quarter was 91%, which includes 15 points ($24 million) in favorable releases from prior years’ loss reserves. The combined ratio was 123% for the quarter compared with 74% in the first quarter of 2009.

The Chilean earthquake resulted in a loss of $94 million, net of $10 million of reinstatement premiums. The loss from Windstorm Xynthia in Europe was $3 million.

Net written premiums grew by 10% for the quarter compared to the first quarter of 2009, or 5% excluding the impact of reinstatement premiums.

Christopher Harris, President and Chief Executive Officer, said, “In a quarter marked by high levels of catastrophe activity, most notably the Chilean earthquake, we were pleased to report a small profit and growth in book value per share of 1.5%.  We remain one of the leading players in the property catastrophe reinsurance industry, and the losses we experienced in Chile this quarter were well within our expectations for an event of this magnitude.  The overall positive result for the quarter highlights both the balance in our global catastrophe portfolio and the growing importance of our other portfolio segments.”

Montpelier repurchased 9,195,400 shares during the first quarter at an average price of $18.65, consistent with the Company’s focus on improving its capital and operating efficiency.  Montpelier’s total capital of $1.9 billion at March 31, 2010 is strong relative to its underwriting plans for 2010.

Please refer to Montpelier’s March 31, 2010 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Wednesday, April 28, 2010 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-800-860-2442 (toll free) or 1-412-858-4600 (international). A telephone replay of the conference call will be available through March 4, 2010 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 433731.

(1) Operating income or loss is a non-GAAP financial measure which represents net income excluding net investment and foreign exchange gains and losses and gain on early extinguishment of debt.

(2) Fully converted book value per share at March 31, 2010 is based on shareholders’ equity of $1,558.5 million divided by 72,972,100 common shares (consisting of 71,082,196 shares outstanding plus 1,889,904 shares issuable upon conversion of outstanding share equivalents).  Fully converted book value per share at December 31, 2009 is based on shareholders’ equity of $1,728.5 million divided by 81,767,564 common shares (consisting of 79,998,795 shares outstanding plus 1,768,769 shares issuable upon conversion of outstanding share equivalents).

(3) The return for the quarter represents the increase in fully converted book value per share from December 31, 2009 ($21.14) to March 31, 2010 ($21.36), after giving effect to a dividend of $0.09 per share.

Montpelier Re, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar importance generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes, in particular catastrophes that are weather-related; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of Syndicate 5151 and MUSIC effectively; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modeling techniques; the accuracy of estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our insurance and reinsurance operating subsidiaries; and the impact of foreign currency fluctuation.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	March 31,		December 31,
	2010		2009
Assets

Fixed maturity investments, at fair value	$2,111.5		$2,207.5
Equity securities, at fair value	138.7		167.2
Other investments	77.0		91.0
Cash and cash equivalents	251.9		202.1
Restricted cash	43.9		40.9

Total investments and cash	2,623.0		2,708.7

Reinsurance recoverable on unpaid losses	67.8		69.6
Reinsurance recoverable on paid losses	43.9		44.5
Premiums receivable	250.3		161.5
Unearned premium ceded	20.0		14.7
Deferred acquisition costs	47.5		38.2
Accrued investment income	14.7		14.9
Unsettled sales of investments	5.8		1.5
Other assets	53.9		45.6

Total Assets	$3,126.9		$3,099.2

Liabilities

Loss and loss adjustment expense reserves	$779.4		$680.8
Debt	328.6		328.6
Unearned premium	318.4		215.4
Insurance and reinsurance balances payable	47.6		35.2
Unsettled purchases of investments	26.6		8.6
Accounts payable, accrued expenses and other liabilities	67.8		102.1

Total Liabilities	1,568.4		1,370.7

Common Shareholders’ Equity

Common shares and additional paid-in capital	1,379.5		1,541.3
Treasury shares, at cost	(39.6)		(32.3)
Retained earnings	225.9		222.4
Accumulated other comprehensive loss	(7.3)		(2.9)

Total Common Shareholders’ Equity	1,558.5		1,728.5

Total Liabilities and Common Shareholders’ Equity	$3,126.9		$3,099.2

Common shares outstanding (000s)	71,082	sh	79,999	sh
Common and common equivalent shares outstanding (000s)	72,972		81,768

Book value per share:

Book value per share	$21.93		$21.61
Fully converted book value per share	21.36		21.14
Fully converted tangible book value per share	21.29		21.08

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended March 31,
	2010	2009
Underwriting revenues

Gross premiums written	$274.8	$250.6
Reinsurance premiums ceded	(12.9)	(12.8)
Net premiums written	$261.9	$237.8

Gross premiums earned	$165.4	$147.8
Earned reinsurance premiums ceded	(6.9)	(14.4)
Net premiums earned	158.5	133.4

Underwriting expenses

Loss and loss adjustment expenses - current year	(168.3)	(60.9)
Loss and loss adjustment expenses - prior year	24.1	14.7
Acquisition costs	(22.4)	(23.9)
General and administrative expenses	(29.1)	(28.7)

Underwriting income (loss)	(37.2)	34.6

Net investment income	18.5	19.0
Other revenue	0.2	0.2
Interest and other financing expenses	(6.5)	(6.5)
Other non-underwriting expenses	—	(0.2)
Income tax benefit	1.9	1.0

Operating income (loss) (1)	(23.1)	48.1

Net realized investment gains (losses) (2)	9.1	(5.4)
Net unrealized investment gains (2), (3)	17.7	9.1
Net foreign exchange gains (losses) (2)	6.2	(5.4)
Gain on early extinguishment of debt	—	5.9

Net income	9.9	52.3

Other comprehensive loss items	(4.4)	(1.2)

Comprehensive income	$5.5	$51.1

Earnings per share:

Operating income (loss) per share (1)	$(0.31)	$0.56
Net income per share	0.13	0.61
Comprehensive income per share	0.07	0.59

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	106.2%	45.7%
Prior year	-15.2%	-11.0%
Loss and loss adjustment expense ratio	91.0%	34.7%
Expense ratio	32.5%	39.4%
Combined ratio	123.5%	74.1%

(1) Excludes net investment and foreign exchange gains and losses and early extinguishment of debt.

(2) Includes net gains and losses on related derivative instruments.

(3) Beginning in 2010, changes in the fair value of Symetra are included in net unrealized investment gains.